Exhibit 107.1

Calculation of Filling Fee Tables

Form F-10

(Form Type)

Emera Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	—	—	—	—	—	—	—
Fees Previously Paid	Other	Guarantees of 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054	Other(1)	—	$500,000,000(1)	0.0001531	$76,550,000
Total Offering Amount					$500,000,000	—	—
Total Fees Previously Paid					—	—	$76,550,000
Total Fee Offsets					—	—	—
Net Fee Due					—	—	$0.00
(1)	As set forth on Exhibit 107.1 to the Registration Statement on Form S-4 filed on this date by EUSHI Finance, Inc. and Emera US Holdings Inc., EUSHI Finance, Inc., as issuer, has registered the offer and sale of debt securities with a maximum aggregate offering price of $500,000,000 and has paid a registration fee of $76,550.00 in connection therewith. No separate consideration will be received for the Guarantees of 7.625% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054 being registered hereby. As a result, in accordance with Rule 457(n) under the Securities Act of 1933, as amended, no registration fee is payable with respect to the guarantees and no registration fee is payable in connection with this Form F-10.